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                                                                    Exhibit 4(e)


[PRUDENTIAL FINANCIAL LOGO]           Pruco Life Insurance Company of New Jersey
                                      Newark, New Jersey 07102

                                      a Prudential Financial company

                                   ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract mentioned below.

1. We replace the definition of "Annuitant" in the "Definitions" section of the Contract with the following:

         ANNUITANT: The person named on the Contract Data pages upon whose continuation of life any Annuity Payment involving life contingencies depends. You may only change the Annuitant with our prior approval. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60 day period, the Owner will remain the Annuitant.

2. We replace the definition of "Annuity Date" in the "Definitions" section of the Contract with the following:

         ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. The maximum annuity age is the later of age 90 or the 10th Contract Anniversary . You may change the Annuity Date only with our permission. After the first Contract Year, any such changed Annuity Date must be earlier than the date shown on the Contract Data pages and must be consistent with applicable law at the time. If there is a new Annuitant due to the death of the Annuitant or the assignment of the Contract, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however any such changed Annuity Date must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 90th birthday, or, if later, the 10th Contract Anniversary, and must be consistent with applicable law at the time.


ORD 112381-NY

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3.    The following is added to the "Special Tax Considerations" provision of the "Death Benefit" section of the Contract:

         If the Internal Revenue Service determines that the deductions for one or more benefits under this Contract, including, without limitation, any supplemental benefit added by endorsement, are taxable withdrawals, then the Owner may cancel the affected benefit(s) within 90 days after written notice from us.

4. The following provision is added to the "General Provisions" section of the Contract:

         INACTIVE CONTRACT: If permitted by law, we may terminate this Contract by paying you the Contract Value in one sum, if prior to the Annuity Date, (i) you have made no Purchase Payments for three consecutive Contract Years, and (ii) the Contract Value at the end of such three Contract Year period is less than $2,000.

5. The "Option 2 Table" appearing in the "Annuity Option Payment Tables" section of the Contract is extended as follows:

                                 OPTION 2 TABLE
                          Amount of Annuity Payment for
                     Each $1,000 applied on the Annuity Date

         ADJUSTED AGE     MALE    FEMALE         ADJUSTED AGE      MALE   FEMALE
              81         $ 7.86   $ 7.56               89        $ 8.98   $ 8.89
              82           8.03     7.76               90          9.07     9.00
              83           8.19     7.95               91          9.16     9.10
              84           8.34     8.14               92          9.24     9.19
              85           8.49     8.31               93          9.31     9.27
              86           8.62     8.48               94          9.37     9.34
              87           8.75     8.63               95          9.43     9.39
              88           8.87     8.77

Except as modified herein, all terms and conditions of the Contract remain unchanged.

                                    Pruco Life Insurance Company of New Jersey


                                    By
                                                      Secretary

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